Schedule A

to

Investment Advisory Agreement

of

J.P. Morgan Exchange-Traded Fund Trust

Advisory Fee Rates

(Amended as of November 14, 2016)

Name	Fee Rate
JPMorgan Diversified Return U.S. Equity ETF*	0.23%
JPMorgan Diversified Return Europe Equity ETF*	0.30%
JPMorgan Diversified Return Europe Currency Hedged ETF*	0.33%
JPMorgan Diversified Return International Currency Hedged ETF*	0.27%
JPMorgan Diversified Return U.S. Mid Cap Equity ETF**	0.24%
JPMorgan Diversified Alternatives ETF**	0.60%
JPMorgan Disciplined High Yield ETF**	0.30%
JPMorgan Diversified Return U.S. Small Cap Equity ETF**	0.29%

*	Initial term continues until April 30, 2017.
**	Initial term continues until April 30, 2018.

J.P. MORGAN EXCHANGE-TRADED FUND TRUST

By:

Title:

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:

Title:

1